UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 22, 2018

Adamant DRI Processing and Minerals Group

(Exact name of registrant as specified in its charter)

Nevada	000-49729	61-1745150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Chunshugou Luanzhuang Village

Zhuolu County, Zhangjiakou

Hebei Province, China

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86 317-6680916

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2018, Adamant DR Processing and Minerals Group (the “Company,” “we” and “us”) entered into an Exchange Agreement (the “Exchange Agreement”), among the Company, certain of its subsidiaries and 16 shareholders of the Company holding in the aggregate 53,782,198 shares of the Company’s common stock (the “Exiting Shareholders”). Pursuant to the Exchange Agreement, the Company transferred all of the outstanding shares of its subsidiary, Haixing Huaxin Mining Industry Co., Ltd., a limited company organized under the laws of the People’s Republic of China (“China Huaxin”), to the Exiting Stockholders in exchange for 48,403,969 shares of the Company’s common stock.

China Huaxin owns a DRI iron ore production facility (“DRI Facility”) in Haixing County, Hebei Province, about 50 km from the nearest port. The total amount expended to construct the DRI Facility, inclusive of both hard and soft costs, was approximately 244,270,000 RMB or US $39 million. Due to various clean initiatives of different governmental entities in China having jurisdiction over the DRI Facility, the Company was never able to commence full scale production at the DRI Facility. As a result of the consummation of the Exchange Agreement, the Company no longer has an interest in China Huaxin or any of its assets, including the DRI Facility.

The foregoing summary of the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as exhibit 10.1 to this Report.

On December 22, 2018, the Company, certain of its subsidiaries and the Exiting Shareholders also entered into a Termination Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company, Zhuolu Jinxin Mining Co., Ltd., a limited company organized under the laws of the People’s Republic of China (“China Jinxin”), Zhangjiakou Tongda Mining Technologies Service Co., Ltd., a limited company organized under the laws of the People’s Republic of China (“China Tongda”), and the Exiting Shareholders terminated the series of agreements known as variable interest entity agreements, or VIE Agreements, pursuant to which the Company acting through China Tongda, controlled the operations of China Jinxin and was to receive the economic benefits of the operations of China Jinxin.

China Jinxin has an iron ore concentrate production line with an annual capacity of 300,000 tons and associated plant and office buildings in Zhangjiakou, Hebei Province. As a result of various clean initiatives of different governmental agencies in China having jurisdiction over the production facilities of China Jinxin and the Company’s inability to obtain more than a temporary permit to operate the facilities, the Company has been unable to maintain full scale production at the facilities for any significant length of time.

As a result of the termination of the VIE Agreements, control of China Jinxin reverted to the Exiting Shareholders and the Company no longer has any influence over the operations of China Jinxin or any interest in its assets or the results of its operations. In consideration for the termination of the VIE Agreements, the Company received an aggregate of 5,378,219 shares of its common stock.

The foregoing summary of the Termination Agreement is qualified in its entirety by reference to the full text of the Termination Agreement, which is filed as exhibit 10.2 to this Report.

Item 5.01 Changes in Control of the Registrant

As a result of the consummation of the Exchange Agreement and Termination Agreement described in Item 1.01, the Exiting Shareholders returned to the Company for cancellation an aggregate of 53,782,198 shares of the Company’s common stock. Consequently, there are currently outstanding 15,978,902 shares of the Company’s common stock. On December 10, 2018, the Company entered into a series of VIE Agreements with Shenzhen Dingshang Technology Co., Ltd. (“Shenzhen Technology Company”), and its sole shareholder, Ms. Jing Xie. In consideration of her entry into the VIE Agreements and causing Shenzhen Technology Company to enter into the VIE Agreements, we agreed to issue 3,000,000 shares of our common stock to Ms. Xie. The shares issued to Ms. Xie represent approximately 18.8% of the number of shares of our common stock currently outstanding. Thus, although Ms. Xie is not a director or officer of the Company, her shareholdings may give her the ability to influence the Company’s affairs.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this Report.

10.1	Exchange Agreement dated as of December 22, 2018 by and among Adamant DRI Processing and Minerals Group, Zhangjiakou Tongda Mining Technologies Service Co., Ltd., Haixing Huaxin Mining Industry Co., Ltd. and the Exiting Shareholders.

10.2	Termination Agreement dated as of December 22, 2018 by and among Adamant DRI Processing and Minerals Group, Zhangjiakou Tongda Mining Technologies Service Co., Ltd., Zhuolu Jinxin Mining Co., Ltd. and the Exiting Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Adamant DRI Processing and Minerals Group

Dated: December 26, 2018	By:	/s/ Ethan Chuang
Ethan Chuang
President